EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1, filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 8, 2017, except for the effects of the share split discussed in note 1d to the consolidated financial statements, as to which the date is April 24, 2017 relating to the financial statements of UroGen Pharma Ltd., which appears in Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-217201). We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-217201).

Tel-Aviv, Israel	/s/Kesselman & Kesselman
May 3, 2017	Certified Public Accountants (lsr.)
A member firm of PricewaterhouseCoopers International Limited